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                                                                 EXHIBIT 10.8(b)


                          PENNZOIL-QUAKER STATE COMPANY
                            SALARY CONTINUATION PLAN

                                 First Amendment


                  Pennzoil-Quaker State Company, a Delaware corporation, having adopted the Pennzoil-Quaker State Company Salary Continuation Plan, effective December 30, 1998 (the "Plan"), and having reserved the right to amend the Plan under Section VI.1 of the Plan, does hereby amend Section IV.3 of the Plan, effective as of June 1, 2000, as follows:

                  "IV.3 Medical Benefits Continuation. During the period that an Employee's Spouse is receiving benefits under Section IV.2 of this Plan, such Spouse and the eligible dependents of the deceased Employee and his Spouse shall be entitled to continued coverage under the Company's medical benefits plan in which the Employee is participating as of the Employee's date of death in the same manner and to the same extent as if coverage under such medical benefits plan, as in effect as of the Employee's date of death, had continued in full force and effect. Any reimbursement or payment of medical expenses pursuant to this Section IV.3 shall be made only if the medical expense, or portion thereof sought to be reimbursed or paid, is not otherwise reimbursable or payable by another plan or program of the Company or by U.S. Social Security, Medicare, Medicaid or any analogous state or federal program, assuming in all cases that any person eligible for such otherwise reimbursable or payable expense had properly applied for reimbursement or payment from such federal or state program."


                                                  PENNZOIL-QUAKER STATE COMPANY